Exhibit 10.43

URANIUM RESOURCES, INC.

AMENDED AND RESTATED

2004 DIRECTORS’ STOCK OPTION PLAN

Effective April 10, 2007

1.           Purpose.  The Uranium Resources, Inc. Directors’ Stock Option Plan (the “Plan”) is intended to provide directors who are not employees of Uranium Resources, Inc., a Delaware corporation (the “Company”), with additional incentives to improve the Company’s performance by increasing the level of stock ownership by such directors, to reinforce such directors’ role in enhancing stockholder value, and to provide an additional means of attracting and retaining well-qualified individuals to serve as directors.

2.           Administration.  The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors (the “Board”) of the Company.  The Committee shall consist of not less than two officers of the Company.  The Board may from time to time remove members from, or add members to, the Committee.  Vacancies on the Committee shall be filled by the Board.  Subject to the provisions of the Plan, the Committee shall have complete powers respecting the Plan, including but not limited to authority to interpret the plan and to prescribe, amend and rescind rules and regulations relating to the Plan.  All questions of interpretation and application of the Plan, or pertaining to any Option granted hereunder, shall be final and binding upon all parties.

3.           Eligibility.  Options shall be granted hereunder only to directors of the Company who are not employees of the Company or any of its subsidiaries (the “Non-Employee Directors”).

4.           Stock.  The stock subject to the options shall be authorized but unissued or reacquired shares of the Company’s common stock, $.001 par value per share (the “Common Stock”).  The aggregate number of shares that may be issued pursuant to options granted under the Plan shall not exceed One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock, subject to adjustment pursuant to Section 12 hereof.  If any outstanding option under the Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such option may again be subject to an option under the Plan.

5.           Granting of Options.  Options may be granted under the Plan to Non-Employee Directors by the Committee at its discretion at any time and in any amounts and shall be granted under the Plan automatically and without further action by the Committee as follows::

5.1  Each Non-Employee Director on the date the Plan is adopted shall be granted an option to purchase seventy-five thousand (75,000) shares;

5.2  Each Non-Employee Director elected or appointed to the Board for the first time shall be granted an option to purchase fifty thousand (50,000) shares on the date of such election or appointment; and

5.3  Each Non-Employee Director shall be granted an option to purchase fifty thousand (50,000) shares either (a) upon his or her reelection at an annual meeting of the Company’s stockholders or (b) in any calendar year in which an annual meeting of stockholders is not held, on June 1 of such year.

6.           Terms and Conditions of Options.  Each option granted pursuant to the Plan shall be evidenced by a stock option agreement (the “Agreement”), in such form and containing such terms and conditions as the Committee from time to time may determine; provided, that each such Agreement shall:

6.1           state the number of shares of Common Stock, determined in accordance with Section 5, to which the option pertains;

6.2           provide the option price per share shall be equal to the fair market value of the shares of Common Stock on the date of the granting of the option.  For purposes of this Section 6.2, the “fair market value” of a share of Common Stock shall mean:

6.2.1        If the Common Stock is reported on any officially recognized U.S. exchange or over the counter market on that date, as follows (a) either the closing price of a share of Common Stock on that date as reported on such exchange or over the counter market, or (b) where last sale trade reporting on the Common Stock is not available, the average of the bid and asked prices of a share of Common Stock on that date as reported on such exchange or over the counter market; or

6.2.2        If no shares of Common Stock were traded on any officially recognized U.S. exchange or over the counter market on that date or if, in the discretion of the Board, another means of determining the fair market value of a share of Common Stock at such date shall be necessary in order to comply with or conform to the requirements of any applicable law, governmental regulation or ruling of the Internal Revenue Service or the Securities and Exchange Commission, the Committee may provide for another means for determining fair market value;

6.3         provide that except as otherwise provided by the Committee, the option is not transferable by the optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act or the rules thereunder, and is exercisable during the optionee’s lifetime only by the optionee’s attorney-in-fact.  The Committee may in a specific option agreement provide that the optionee may transfer an option by gift to a “family member” as defined by the Committee and such family member may exercise the option.

6.4           state the terms upon which the option shall be exercisable; provided that:

6.4.1        the option shall not be exercisable after the expiration of ten (10) years from the date the option is granted; and

6.4.2        subject to Section 12 hereof, the option shall be exercisable only to the extent of shares that have vested in accordance with the following schedule unless otherwise determined by the Committee:

ANNUAL	PORTION OF SHARES THAT ARE VESTED
ANNIVERSARY OF	ON AND AFTER SUCH ANNIVERSARY
DATE OF GRANT	AND BEFORE NEXT ANNIVERSARY

First	25%
Second	50%
Third	75%
Fourth	100%

6.5          provide that the option shall terminate and be of no further force and effect on the thirtieth (30th) day after the optionee ceases to be a director of the Company, except that if the optionee is removed as a director for cause, the option shall terminate and be of no further force and effect at the time of such removal.  The Agreement shall further provide that if an optionee dies before the expiration of the option, the option shall be exercisable for a period of one year after the date of death by the optionee’s heirs or legal representatives to the same extent it was exercisable by the optionee on the date of death.

7.           Term of Plan.  Subject to the provisions of Section 13, options shall be granted hereunder as provided in Section 5 within a period of ten (10) years from the date the Plan was adopted.

8.           Exercise of Options.  Options shall be exercised by the delivery of written notice to the Company setting forth the number of shares of Common Stock with respect to which the option is to be exercised and the address to which the certificates representing the shares of Common Stock issuable upon the exercise of such option shall be mailed.  In order to be effective, such written notice shall be accompanied at the time of its delivery to the Company by full payment of the purchase price by certified check payable to the Company.

In addition, the Committee may request that there be presented to and filed with it such evidence as it may deem necessary to establish that the shares of Common Stock to be purchased are being acquired for investment and not with a view to their distribution or resale, except such resale as may be in accordance with applicable securities laws, and the Company may place a legend to such effect on each certificate evidencing such shares in such form as the Company upon advice of counsel may specify.  To the extent that shares of Common Stock subject to options granted under the Plan are registered under the Securities Act of 1933, as now in effect or hereinafter amended (the “Securities Act”), any investment representation required by the Committee shall be waived upon the date such registration is effective.

As promptly as practicable after the receipt by the Company of (i) such written notice from the optionee setting forth the number of shares of Common Stock with respect to which such option is to be exercised, (ii) payment of the option exercise price for such shares in the form required by the foregoing provisions of this Section 8, and (iii) such evidence of intent to acquire such Common Stock for investment as may be required by the Committee, the Company shall cause to be delivered to such optionee certificates representing the number of shares of Common Stock with respect to which such option has been so exercised.

9.             Requirements of Law.  The Company shall not be required to sell or issue any shares of Common Stock under any option if the issuance of such shares shall constitute a violation by the optionee or the Company of any provision of any applicable statute or regulation of any governmental authority.

10.         No Rights as Stockholder.  No optionee shall have rights as a stockholder with respect to shares covered by his option until the date of issuance of stock certificate for such shares; and no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such certificate.

11.         Exchange Approval.  If required by any exchange on which the Common Stock is listed, the grant of any option hereunder shall be subject to the approval of such exchange and, if such approval is not obtained in a timely manner as set forth in the stock option agreement related thereto, such option shall lapse and be null and void.

12.         Changes in the Company’s Capital Structure.  If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding (i) the number, class, and per share price of shares of Common Stock subject to outstanding options hereunder shall be appropriately adjusted in such a manner as to entitle an optionee to receive upon exercise of an option, for the same aggregate consideration, the same total number and class of shares as he would have received had he exercised his option in full immediately prior to the event requiring the adjustment; and (ii) the number and class of shares then reserved for issuance under the Plan shall be adjusted by substituting for the total number and class of shares of Common Stock then reserved that number and class of shares that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment.

If the Company is merged into or consolidated with another corporation under circumstance where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation while unexercised options remain outstanding under the Plan, (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation or sale, as the case may be, each holder of an outstanding option shall be entitled, upon exercise of such option, to receive, in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock receive pursuant to the terms of the merger, consolidation or sale; (ii) the Board may waive any limitations set forth in or imposed pursuant to Section 6.4.2 hereof so that all options, from and after a date prior to the effective date of such merger, consolidation, liquidation or sale, as the case may be, specified by the Board, shall be exercisable in full; and (iii) all outstanding options may be canceled by the Board as of the effective date of any such merger, consolidation, liquidation or sale provided that (x) notice of such cancellation shall be given to each holder of an Option and (y) each holder of an Option shall have the right to exercise such Option in full (without regard to any limitations set forth in or imposed pursuant to Section 6.4.2 hereof) during a 30-day period preceding the effective date of such merger, consolidation, liquidation or sale.

Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares of other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Common Stock then subject to outstanding options.

13.         Modification, Termination or Amendment of the Plan.  The Board may, insofar as permitted by law, from time to time, with respect to any shares of Common Stock at the time not subject to options, suspend or discontinue the Plan in any respect whatsoever.  The Board may at any time amend the Plan as it shall deem advisable without any action on the part of the stockholders of the Company.

14.         Modification, Extension and Renewal of Options.  Within the limitations of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options in exchange for the granting of new options in substitution therefor.  Notwithstanding the foregoing, no modification of an option shall, without the consent of the optionee, alter or impair his rights or obligations under such option.

15.         Date of Adoption.  The Plan is adopted on June 2, 2004 and amended and restated effective April 10, 2007.

IN WITNESS WHEREOF, this Plan is executed this 10th day of April 2007.

URANIUM RESOURCES, INC.

By:	/s/ Paul K. Willmott
Paul K. Willmott, Chairman and CEO